Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. ANNOUNCES
FIRST QUARTER 2013 RESULTS

Houston, Texas
May 14, 2013

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today announced its results for the quarter ended March 31, 2013. On January 31, 2013, the shares of Era Group Inc., then a wholly-owned subsidiary of SEACOR Holdings Inc. ("SEACOR"), were distributed on a pro-rata basis to the shareholders of SEACOR (the "Spin-off"). As a result, Era Group Inc. became an independent public company with its common stock listed on the New York Stock Exchange under the symbol "ERA".
The Company today reported net income attributable to Era Group Inc. for the quarter ended March 31, 2013 of $6.7 million on operating revenues of $67.7 million compared to a net loss attributable to Era Group Inc. of $4.6 million on operating revenues of $61.1 million in the prior year period. In addition to the increase in operating revenues in the current quarter and the larger contribution from gains on asset dispositions discussed below, the improvement in net income was also impacted by the recognition in the prior year period of a $5.9 million impairment charge, net of tax, on the Company's investment in its Brazilian joint venture. A comparison of results for the quarter ended March 31, 2013 with the quarter ended March 31, 2012 is included in the “Highlights for the Quarter” discussion below.

Highlights for the Quarter
Operating income for the current quarter was $14.6 million compared to operating income of $3.8 million in the prior year period.  Earnings before interest, taxes, depreciation and amortization, adjusted to exclude SEACOR management fees and certain other items (“Adjusted EBITDA”), was $26.6 million for the quarter ended March 31, 2013 compared to $16.3 million for the prior year period. First quarter results for the current year included $10.8 million in gains on asset dispositions compared with $1.8 million in gains in the first quarter of 2012.
The $6.7 million increase in operating revenues as compared with the prior year period relates to a $10.9 million increase in operating revenues from oil and gas activities primarily due to newly delivered medium helicopters being placed in service and the associated increase in flight hours; a new international contract that commenced in January 2013; and an increase in activity in Alaska, namely short-term work associated with a drillship running aground and the resumption of services with a major customer. This improvement was partially offset by a $1.1 million reduction in operating revenues from contract-leasing, primarily due to the deferral of revenue resulting from the financial difficulties experienced by two of our customers, and a $3.2 million reduction in operating revenues from air medical services due to the conclusion of two long-term hospital contracts in the second and fourth quarters of 2012.
Operating expenses were $3.4 million higher as compared to the prior year period primarily due to an increase in personnel and fuel costs, consistent with the increase in activity, and an increase in repairs and maintenance costs, primarily due to vendor credits recognized in the prior year period.
Administrative and general expenses were $0.5 million lower, primarily due to legal and professional expenses associated with a contemplated initial public offering of our common stock recognized in the prior year period. This decrease was partially offset by the recognition of bonus awards for executive management and severance costs associated with changes in senior management in the first quarter of 2013. Depreciation expense was $11.7 million in the first quarter of 2013, an increase of $2.0 million compared to the prior year period, primarily due to fleet additions.
Gains on asset dispositions, net were $10.8 million in the first quarter of 2013. These amounts included: a gain of $5.4 million on the sale of an EC225 helicopter that was damaged in an incident in May 2012 while under contract-lease to a customer and subsequently sold to that customer; a gain of $1.2 million on the recognition of insurance proceeds of $2.1 million related to a Sikorsky S76A helicopter involved in an incident in the current period; gains of $4.1 million on the sale of helicopters and other equipment in the normal course of business; and previously deferred gains of $0.1 million.
Equity in Earnings (Losses) of 50% or Less Owned Companies was $0.6 million in the first quarter of 2013, an increase of $7.0 million compared to the prior year period loss of $6.4 million, primarily due to the recognition of a loss of $0.6 million and an impairment charge of $5.9 million, net of tax, on our investment in our Brazilian joint venture in the first quarter of 2012.
Equipment Acquisitions
During the quarter ended March 31, 2013, the Company's capital expenditures were $19.4 million and consisted primarily of a helicopter acquisition and deposits on future helicopter deliveries. During the period, the Company placed two medium helicopters in service.
Capital Commitments
The Company’s unfunded capital commitments as of March 31, 2013 consisted primarily of orders for helicopters and totaled $131.1 million, of which $13.4 million is payable during the remainder of 2013 with the balance payable through 2016. Of these commitments, $124.3 million may be terminated without further liability other than liquidated damages of $3.3 million in the aggregate.
Conference Call
Management will conduct a conference call starting at 10.00 a.m. ET (9.00 a.m. CT) on Wednesday, May 15, 2013, to review the results for the first quarter ended March 31, 2013. The conference call can be accessed as follows:
All callers will need to reference the access code 12974310.
Within the U.S.:
Operator Assisted Toll-Free Dial-In Number:    (866) 607-0535
Outside the U.S.:
Operator Assisted International Dial-In Number:    (832) 445-1827
Replay
A telephone replay will be available through May 31, 2013 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company's website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.

* * * * *
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, Canada, India, Indonesia, Mexico, Norway, Spain, Sweden, the United Kingdom and Uruguay. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others the effect of the Spin-off, including the ability of the Company to recognize the expected benefits from the Spin-off and the Company's dependence on SEACOR's performance under various agreements; decreased demand and loss of revenues resulting from developments that may adversely impact the offshore oil and gas industry, including the issuance of new safety and environmental guidelines or regulations that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays, U.S. government implemented moratoriums directing operators to cease certain drilling activities and any extension of such moratoriums that may result in unplanned customer suspensions, cancellations, rate reductions or non-renewals of aviation equipment contracts or failures to finalize commitments to contract aviation equipment; safety issues experienced by a particular helicopter model that could result in customers refusing to use that helicopter model or a regulatory body grounding that helicopter model, which could also permanently devalue that helicopter model; the cyclical nature of the oil and gas industry; increased U.S. and foreign government legislation and regulation, including environmental and aviation laws and regulations, and the Company's compliance therewith and the costs thereof; dependence on the activity in the U.S. Gulf of Mexico and Alaska and the Company's ability to expand into other markets; liability, legal fees and costs in connection with providing emergency response services, including involvement in response to the oil spill that resulted from the sinking of the Deepwater Horizon in April 2010; decreased demand for the Company's services as a result of declines in the global economy; declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations; activity in foreign countries and changes in foreign political, military and economic conditions; the failure to maintain an acceptable safety record; the dependence on small number of customers; consolidation of the Company's customer base; industry fleet capacity; restrictions imposed by the U.S. federal aviation laws and regulations on the amount of foreign ownership of the Company's common stock; operational risks; risks associated with our debt structure; effects of adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect Era Group's businesses, particularly those mentioned under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and its other SEC filings, which are incorporated by reference.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871 or visit Era Group's website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Revenues	$67,727	$61,052
Costs and Expenses:
Operating	43,116	39,676
Administrative and general	9,134	9,677
Depreciation	11,661	9,630
	63,911	58,983
Gains on Asset Dispositions, Net	10,801	1,765
Operating Income	14,617	3,834
Other Income (Expense):
Interest income	147	332
Interest expense	(4,732)	(1,968)
SEACOR management fees	(168)	(500)
Derivative losses, net	(3)	(124)
Foreign currency gains (losses), net	(259)	917
Other, net	3	30
	(5,012)	(1,313)
Income from Continuing Operations Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	9,605	2,521
Income Tax Expense	3,578	734
Income from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	6,027	1,787
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	562	(6,420)
Net Income (Loss)	6,589	(4,633)
Net Loss attributable to Noncontrolling Interest	105	—
Net Income (Loss) attributable to Era Group Inc.	6,694	(4,633)
Accretion of Redemption Value on Series A Preferred Stock	721	2,100
Net Income (Loss) attributable to Common Shares	$5,973	$(6,733)

Basic and Diluted Earnings (Loss) Per Common Share	$0.28	$(0.27)
EBITDA	$26,413	$7,367
Adjusted EBITDA	$26,581	$16,303
Adjusted EBITDAR	$27,729	$17,342

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended
	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
Operating Revenues	$67,727	$70,895	$77,989	$62,985	$61,052
Costs and Expenses:
Operating	43,116	42,282	46,235	39,002	39,676
Administrative and general	9,134	7,575	10,338	7,195	9,677
Depreciation	11,661	11,471	10,937	10,464	9,630
	63,911	61,328	67,510	56,661	58,983
Gains on Asset Dispositions, Net	10,801	157	613	1,077	1,765
Operating Income	14,617	9,724	11,092	7,401	3,834
Other Income (Expense):
Interest income	147	145	184	249	332
Interest expense	(4,732)	(3,757)	(2,543)	(2,380)	(1,968)
SEACOR management fees	(168)	(500)	(500)	(500)	(500)
Derivative gains (losses), net	(3)	2	(188)	(180)	(124)
Foreign currency gains (losses), net	(259)	87	(272)	(12)	917
Other, net	3	—	—	—	30
	(5,012)	(4,023)	(3,319)	(2,823)	(1,313)
Income from Continuing Operations Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	9,605	5,701	7,773	4,578	2,521
Income Tax Expense	3,578	2,086	2,792	1,686	734
Income from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	6,027	3,615	4,981	2,892	1,787
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	562	(84)	219	757	(6,420)
Net Income (Loss)	6,589	3,531	5,200	3,649	(4,633)
Net Loss attributable to Noncontrolling Interest	105	40	—	—	—
Net Income (Loss) attributable to Era Group Inc.	6,694	3,571	5,200	3,649	(4,633)
Accretion of Redemption Value on Series A Preferred Stock	721	2,135	2,099	2,135	2,100
Net Income (Loss) attributable to Common Shares	$5,973	$1,436	$3,101	$1,514	$(6,733)

Basic and Diluted Earnings (Loss) Per Common Share	$0.28	$0.06	$0.13	$0.06	$(0.27)
EBITDA	$26,413	$20,700	$21,288	$17,930	$7,367
Adjusted EBITDA	$26,581	$21,200	$22,822	$18,512	$16,303
Adjusted EBITDAR	$27,729	$22,297	$23,792	$19,430	$17,342

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$25,032	$11,505	$9,232	$9,121	$26,873
Receivables:
Trade, net of allowance for doubtful accounts	40,761	48,527	55,753	43,233	49,060
Other	16,416	3,742	6,491	9,752	9,783
Due from SEACOR	—	971	—	—	—
Inventories, net	26,696	26,650	26,590	26,496	25,876
Prepaid expenses and other	2,715	1,803	1,443	2,843	2,663
Deferred income taxes	3,642	3,642	51,979	40,977	—
Total current assets	115,262	96,840	151,488	132,422	114,255
Property and Equipment	1,021,453	1,030,276	1,008,804	993,244	963,847
Accumulated depreciation	(246,498)	(242,471)	(231,098)	(219,360)	(211,245)
Net property and equipment	774,955	787,805	777,706	773,884	752,602
Investments, at Equity, and Advances to 50% or Less Owned Companies	34,705	34,696	35,755	41,882	40,841
Goodwill	352	352	352	352	352
Other Assets	17,830	17,871	15,480	14,684	15,850
Total Assets	$943,104	$937,564	$980,781	$963,224	$923,900

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$13,126	$15,703	$20,084	$16,976	$21,606
Accrued wages and benefits	7,662	4,576	6,810	5,488	6,060
Accrued interest	5,213	1,401	416	459	396
Due to SEACOR	270	—	3,275	3,767	1,752
Current portion of long-term debt	2,787	2,787	2,787	2,787	2,787
Other current liabilities	4,309	5,232	4,215	5,354	8,702
Total current liabilities	33,367	29,699	37,587	34,831	41,303
Deferred Income Taxes	203,343	203,536	198,068	184,105	141,460
Long-Term Debt	276,307	276,948	221,008	291,704	322,401
Deferred Gains and Other Liabilities	8,164	7,864	8,226	7,764	7,351
Total liabilities	521,181	518,047	464,889	518,404	512,515
Preferred Stock:
Series A Preferred Stock	—	144,232	142,097	144,445	142,310
Series B Preferred Stock	—	—	100,000	30,000	—
Total preferred stock	—	144,232	242,097	174,445	142,310
Equity:
Era Group Inc. Stockholder Equity:
Common stock	201	—	—	—	—
Class B common stock	—	245	245	245	245
Additional paid-in capital	419,036	278,838	280,973	283,072	285,207
Retained earnings (accumulated deficit)	2,669	(4,025)	(7,596)	(12,795)	(16,445)
Accumulated other comprehensive income (loss), net of tax	(85)	20	(74)	(147)	68
	421,821	275,078	273,548	270,375	269,075
Noncontrolling interest	102	207	247	—	—
Total equity	421,923	275,285	273,795	270,375	269,075
Total Liabilities and Stockholders' Equity	$943,104	$937,564	$980,781	$963,224	$923,900

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income, interest expense and interest expense on advances from SEACOR), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. We also present Adjusted EBITDAR, which is defined as Adjusted EBITDA further adjusted for rent expense (included as components of operating expense and general and administrative) because we believe that research analysts and investment bankers use this metric to assess our and others in our peer group's performance. Neither EBITDA, Adjusted EBITDA nor Adjusted EBITDAR is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDAR (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income (Loss), the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Three Months Ended
	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
	(in thousands)
Net Income (Loss)	$6,589	$3,531	$5,200	$3,649	$(4,633)
Depreciation	11,661	11,471	10,937	10,464	9,630
Interest Income	(147)	(145)	(184)	(249)	(332)
Interest Expense	4,732	3,757	2,543	2,380	1,968
Income Tax Expense	3,578	2,086	2,792	1,686	734
EBITDA	26,413	20,700	21,288	17,930	7,367
SEACOR Management Fees	168	500	500	500	500
Special Items (1)	—	—	1,034	82	8,436
Adjusted EBITDA	26,581	21,200	22,822	18,512	16,303
Rent	1,148	1,097	970	918	1,039
Adjusted EBITDAR	$27,729	$22,297	$23,792	$19,430	$17,342

(1) Special items include the following:

•	Severance expense of $0.7 million for the three months ended September 30, 2012, due to prior changes in executive management;

•
Expenses incurred in connection with our abandoned initial public offering of $2.5 million for the three months ended March 31, 2012, $0.1 million for the three months ended June 30, 2012 and $0.3 million for the three months ended September 30, 2012; and

•	An impairment charge of $5.9 million, net of tax, for the three months ended March 31, 2012, on our investment in Aeróleo Taxi Aéreo S/A.

ERA GROUP INC. FLEET COUNTS (unaudited)

	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
Heavy:
EC225	9	10	10	9	8

Medium:
AW139	35	33	32	30	28
B212	11	13	13	13	13
B412	6	6	6	6	6
S76 A/A++	6	7	8	9	9
S76 C/C++	9	10	10	10	10
	67	69	69	68	66

Light—twin engine:
A109	9	9	9	9	9
BO-105	—	—	—	2	4
BK-117	6	6	8	9	12
EC135	20	19	19	18	15
EC145	3	3	5	6	6
	38	37	41	44	46

Light—single engine:
A119	24	24	24	24	23
AS350	35	35	35	35	35
	59	59	59	59	58
Total Helicopters	173	175	179	180	178